Exhibit 4.12

EXTENSION No. 1 TO COOPERATION AGREEMENT

This EXTENSION No. 1 COOPERATION AGREEMENT (this “Extension”) is executed on August 24, 2017 by and between:

Banco de Chile (“Banco de Chile”), a company validly incorporated and existing in accordance with the laws in force in the Republic of Chile (“Chile”) represented upon the execution hereof by Mr. Eduardo Ebensperger Orrego, General Manager, and Citigroup Inc. (“Citigroup”), a company duly incorporated and validly existing in accordance with the laws in force of the State of Delaware, United States of America, represented upon the execution hereof by Latin American CEO, Mrs. Jane Fraser; Banco de Chile and Citigroup, jointly referred to as the “Parties”, and individually, a “Party”.

BACKGROUND

I. On October 22, 2015, the Parties entered into a Cooperation Agreement, effective as of January 1, 2016 (the “Cooperation Agreement”) for the purpose, among other things, of regulating certain common aspects of the direct relationship between Banco de Chile and its subsidiaries, on the one hand, and Citigroup and its subsidiaries, on the other hand, in accordance with certain contracts between the Parties, namely, the Global Connectivity Agreement and the Trademark License Agreement, both of them executed on October 22, 2015 and effective as of January 1, 2016, and the Master Services Agreement dated January 26, 2017 and effective as of January 1, 2017.

II. The Cooperation Agreement shall, according to its own terms, be valid for the term of two years from January 1, 2016 until January 1, 2018, and the Parties shall be entitled to extend the term thereof as established in the Cooperation Agreement.

III. The Parties have agreed to extend the Cooperation Agreement under the terms set forth below.

THEREFORE, and pursuant to the background, terms and conditions established herein and other valuable considerations received by both Parties, the receipt of which is hereby acknowledged by the Parties hereunder, and in order that the Parties be legally bound by the agreements defined herein, the Parties agree as follows:

SECTIONS

First.      Definitions. All capitalized terms used, but not expressly defined, herein shall have the meanings given to them in the Cooperation Agreement.

Second: Extension. As provided for in section Six of the Cooperation Agreement, the Parties agree to extend the Relevant Contracts for a period of two years as from January 1, 20 18 until January 1, 2020.  Moreover, the Parties agree that they may continue extending the Relevant Contracts in accordance with the extension procedure established in Section Six of the Cooperation Agreement as many times as the Parties agree. In default thereof, the Relevant Contracts shall be extended on a one-time basis for a period of one (1) year from January 1, 2020 until January 1, 2021, on which date they shall automatically expire.

Moreover, it is hereby placed on record that the third and fourth paragraphs of section Six remain unchanged.

Third:    Effective Term. This Extension shall be effective from January 1, 2018 and upon receipt of a counterpart thereof by electronic mail duly signed by each Party.

Fourth:  Scope. All those provisions of the Cooperation Agreement not modified by this instrument shall remain in full force and effect.

Fifth:     Applicable Law and Jurisdiction. The Parties agree that section Seven(n) “Applicable Law and Jurisdiction” of the Cooperation Agreement applies to this Extension.

Sixth:     Counterparts. This Extension may be subscribed in any number of counterparts, each of which shall be considered as an original, and shall have the same effects as if the signatures contained in them has been affixed in the same instrument, but each and every one of such counterparts shall jointly constitute one and the same instrument.

IN WITNESS WHEREOF, the Parties have hereby signed these presents through their duly authorized representatives on the date indicated ut supra.

CITIGROUP INC.

By:	/s/ Jane Foster
Name:	Jane Fraser
Title:	CEO, Latin America

BANCO DE CHILE

By:	/s/ Eduardo Ebensperger Orrego
Name:	Eduardo Ebensperger Orrego
Title:	General Manager